CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post Effective Amendment No. 22 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder California Tax Free Trust comprised of Scudder California Tax Free Fund of our report dated May 19, 2000, on the financial statements and financial highlights appearing in the March 31, 2000 Annual Report to the Shareholders of California Tax Free Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Service Providers" and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 28, 2000